Exhibit 10.21

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) dated December 11, 2025, is entered into between HOUSE OF DOGE INC., a Texas corporation (the “Company”), BRAG HOUSE HOLDINGS, INC., a Delaware corporation (“Parent”), and ____________________ (the “Shareholder”), with respect to its shares of common stock, $0.0001 par value per share, of Parent (the “Parent Common Stock”), and shares of Class B Preferred Stock of Parent, $0.0001 par value per share (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Stock”). Parent, the Shareholder, and the Company may each be referred to hereinafter as a “Party” and, collectively, as the “Parties.”

WHEREAS, on October 12, 2025, Parent, Brag House Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company entered into a Merger Agreement, as amended pursuant to Amendment No. 1 thereto, dated as of November 26, 2025 (as may be further amended and/or restated, the “Merger Agreement”), pursuant to which the parties thereto agreed, subject to the terms and conditions therein, that Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation;

WHEREAS, as a result of the Merger, the Company will become a wholly-owned subsidiary of Parent;

WHEREAS, at the closing of the Merger, the former shareholders of the Company have the right to shares of Parent Common Stock and Parent Preferred Stock, as applicable, as set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Shareholder beneficially owns and has the power to dispose of the shares of Parent Stock set forth on Schedule I hereto (the “Covered Shares”) and has the requisite power and authority to vote the Covered Shares;

WHEREAS, the Parties desire to enter into this Agreement in connection with their efforts to consummate the Merger, and in consideration of the Company’s and Parent’s agreements herein and in the Merger Agreement, the Shareholder is willing to enter into this Agreement; and

WHEREAS, capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1. Certain Covenants.

1.1. Prohibition on Transfers. During the term of this Agreement, the Shareholder hereby agrees (and, to the extent applicable, shall cause its nominees) not to transfer or otherwise dispose of any of the Covered Shares: provided, that a transfer or other disposition of Covered Shares to a Person that is an Affiliate of the Shareholder or a family member of the Shareholder or a trust for the benefit of the Shareholder or any family member of the Shareholder shall be permitted if, prior to the effectiveness of such transfer or other disposition, such transferee enters into an agreement with the Company and Parent on substantially the same terms as this Agreement and notice of such transfer or other disposition is delivered to the Company and Parent in the manner contemplated by Section 5.10. Notwithstanding the foregoing, the restrictions set forth in this Section 1.1 shall not prohibit any transfer or other disposition of Covered Shares pursuant to (i) any contract, instruction or written plan for the purchase or sale of Covered Securities intended to satisfy the affirmative defense conditions of Rule 10b5-1 under the Exchange Act that was entered into by the Shareholder prior to the date of the Merger Agreement and that has not been amended or modified after such date other than to the extent that any such amendment or modification would not constitute the termination of such plan and the adoption of a new plan pursuant to Rule 10b5-1(c)(1)(iv), or (ii) any applicable Law or Governmental Order.

1.2.	Agreement to Vote.

(a) The Shareholder hereby agrees that, during the term of this Agreement, at any annual, special or other meeting or action of the shareholders of Parent, as applicable, or at any adjournment thereof or pursuant to any consent of the shareholders of Parent, in lieu of a meeting or otherwise, in each case prior to any termination of this Agreement as set forth in Section 5.1, in the following manner: (i) appear (in person or by proxy) or cause the Covered Shares to be counted as present for purposes of establishing a quorum; and (ii) vote (or cause to be voted) all of the Covered Shares (A) in favor of the adoption and approval of the Merger Agreement and the Transactions, (B) against any Alternative Proposal other than the Merger, (C) in favor of the Required Proposals, including any matter that could reasonably be expected to facilitate the Transactions, and (D) against any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the consummation of the Merger or the transactions contemplated by the Merger Agreement or this Agreement.

(b) Nothing in this Section 1.2 shall limit or restrict the Shareholder’s right to vote the Covered Shares on any other matters not inconsistent with Section 1.2(a), and except as expressly provided herein, including with respect to Section 1.2(a), the Shareholder shall retain all rights to vote the Covered Shares in its sole discretion.

1.3. No Inconsistent Agreements. The Shareholder hereby represents, covenants and agrees that, except for this Agreement, the Shareholder (a) has not entered into, and shall not enter into, any voting agreement, voting trust or similar agreement or understanding, with respect to any of the Covered Shares, and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to any of the Covered Shares that is inconsistent with the Shareholder’s obligations hereunder.

1.4. Additional Covered Shares. During the term of this Agreement, in the event that the Shareholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional shares of Parent Common Stock, Parent Preferred Stock, or other voting interests with respect to Parent (the “After-Acquired Shares”), such After-Acquired Shares will, without further action of the Parties, be deemed Covered Shares and will automatically become subject to the terms of this Agreement as Covered Shares.

1.5. Shareholder Litigation. The Shareholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, that challenges the validity of, seeks to enjoin, or would reasonably be expected to impede or delay the consummation of the Merger or the transactions contemplated by the Merger Agreement; provided that nothing in this Section 1.5 shall limit or restrict any rights of the Shareholder (i) for any breach of this Agreement or the Merger Agreement by Parent, the Company, or Merger Sub or (ii) to exercise any rights or duties in the Shareholder’s capacity as a director or officer of Parent or any of its subsidiaries.

1.6. No Solicitation. The Shareholder shall not, directly or indirectly, solicit, initiate, encourage or facilitate any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to an Alternative Proposal or Alternative Transaction, and shall cease immediately and cause to be terminated any such solicitations, encouragements, discussions, negotiations and other such actions that commenced prior to the date of this Agreement. Nothing in this Section 1.6 shall limit or restrict any actions taken by the Shareholder in its capacity as a director or officer of Parent or any of its subsidiaries.

1.7. No Exercise of Appraisal Rights. From the date of this Agreement until its valid Termination (as defined below) in accordance with Section 5.1, the Shareholder waives and agrees not to exercise any appraisal rights or dissenters’ rights with respect to any Covered Shares, including pursuant to Section 262 of the DGCL, that arise or may arise in connection with the Merger.

1.8.	Public Disclosure. The Shareholder hereby consents to:

(a) the inclusion of the Shareholder’s name, beneficial ownership of Covered Shares, and the nature of the Shareholder’s commitments under this Agreement in any press release, proxy statement or other publicly filed document prepared by or on behalf of the Company, Parent or any of their respective affiliates in connection with the transactions contemplated by the Merger Agreement or this Agreement; and

(b) this Agreement being made publicly available as may be advisable or be required by applicable Law, including by filing via the Electronic Data Gathering, Analysis and Retrieval system operated by the U.S. Securities and Exchange Commission.

1.9. Notices of Certain Events. The Shareholder shall promptly notify the Company and Parent in writing of any event, occurrence or development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of the Shareholder set forth in Section 2 or of any event, occurrence or development that would reasonably be expected to cause the Shareholder to be unable to fulfill or otherwise comply with any of the provisions in this Agreement.

2. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to the Company and Parent, as of the date hereof, that:

2.1. Ownership. The Shareholder is the beneficial owner of the Covered Shares set forth on Schedule I hereto, in each case free and clear of all liabilities, claims, liens, options, security interests, proxies, voting trusts, voting agreements, charges, participations and encumbrances of any kind or character whatsoever (collectively, “Liens”), other than restrictions on transfer under applicable securities laws, Liens pursuant to this Agreement, and Liens granted in connection with a general pledge of Covered Shares to such Shareholder’s prime broker that do not adversely affect the Shareholder’s beneficial ownership of the Covered Shares. For purposes of this Agreement, “beneficial owner” will have the meaning given to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Shareholder is also the owner of record of the Covered Shares, other than any Covered Shares that are held by a nominee for the benefit of the Shareholder. As of the date of this Agreement, the Covered Shares constitute all of the shares of Parent Stock (or of any other classes of stock of Parent or other voting interests of Parent) beneficially owned or owned of record by the Shareholder. No Person who is not a signatory to this Agreement has beneficial ownership, or the right to acquire beneficial ownership, of any of the Covered Shares. Schedule I hereto also sets forth all stock options and restricted stock units under Parent’s Amended and Restated 2024 Omnibus Incentive Plan held by the Shareholder.

2.2. Organization; Legal Capacity. The Shareholder, if an entity, is validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Shareholder, if a natural person, has the legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

2.3. Authorization. The Shareholder, if an entity, has duly authorized, executed and delivered this Agreement. This Agreement is a legal, valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to the qualification however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors’ rights and to general equity principles.

2.4. No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require the Shareholder to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity, other than any applicable filing requirements under the Exchange Act, or (b) violate, or cause a breach of or default under, any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon the Shareholder, except for such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on the Shareholder’s ability to satisfy its obligations under this Agreement.

2.5. Reliance. The Shareholder understands and acknowledges that each of the Company, Parent and Merger Sub entered into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement by December 11, 2025.

3. Representations and Warranties of the Company and Parent. Each of the Company and Parent hereby represents and warrants, severally and not jointly, to the Shareholder, as of the date hereof, that:

3.1. Organization. It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

3.2. Authorization. It has duly authorized, executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of such Party, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors’ rights and to general equity principles.

4. Specific Performance. The Shareholder acknowledges that each of the Company and Parent may be irreparably harmed and that there may be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholder that are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to the Company or Parent upon the breach by the Shareholder of such covenants and agreements, each shall be entitled to seek, without the posting of a bond, injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to seek specific performance of any of such covenants or agreements.

5. Miscellaneous.

5.1. Term. This Agreement will terminate upon the earliest to occur of (i) the consummation of the Merger, (ii) the termination of this Agreement by written notice from the Company and Parent to the Shareholder, (iii) any amendment or change to the Merger Agreement that is effected without Shareholder’s consent that adversely affects the Shareholder in any material respect, and (iv) the valid termination of the Merger Agreement in accordance with its terms (such earliest event, the “Termination”). At the Termination, this Agreement will become void and will be of no further force and effect; provided, that nothing herein will relieve any Party from liability for willful and intentional breaches of this Agreement occurring prior to the Termination and Section 5 shall survive any termination of this Agreement.

5.2. Expenses. Each of the Parties will pay its own expenses incurred in connection with this Agreement or the transactions contemplated hereby or any claim, action, proceeding or other dispute arising out of this Agreement or related hereto.

5.3. Entire Agreement. This Agreement (together with the defined terms contained in the Merger Agreement that are used herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the Parties.

5.4. Waiver. Any Party may (a) extend the time for the performance of any of the obligations or other acts of any other Party, or (b) waive compliance with any of the agreements or conditions of any other Party contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby; provided, however, that in the event that any such waiver or extension of time to concerns an obligation, condition, or agreement of the Shareholder under this Agreement, such extension or waiver shall be valid only if set forth in an instrument in writing signed by both the Company and Parent.

5.5. Binding Effect. This Agreement will be binding upon and inure to the benefit of and be enforceable only by the Parties and their respective representatives and permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties or their respective representatives and permitted successors and assigns any rights, remedies or obligations under or by reason of this Agreement.

5.6. Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Any purported assignment without such consent will be void.

5.7. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any agreement herein, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.8. Counterparts. This Agreement may be executed and delivered (including by electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered will be deemed to be an original but all of which taken together will constitute one and the same agreement.

5.9. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

5.10. Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be deemed given (i) when delivered after mailing by certified mail (postage prepaid, return receipt requested), (ii) when delivered by hand, (iii) upon confirmation of receipt by electronic mail (email) or (iv) one business day after sending by overnight delivery service to the respective Parties at the following addresses (or at such other address for a Party as is specified in a notice given in accordance with this Section 5.10):

(a)	If to the Company:	House of Doge Inc.
2045 NW 1st Avenue
Miami, Florida 33127
Attn: Marco Margiotta, Chief Executive Officer
Email: marco@houseofdoge.com with a copy to legal@houseofdoge.com
	with a copy (which shall not constitute notice) to:	Seward & Kissel LLP One Battery Park Plaza New York, NY 10004
Attn: Keith J. Billotti, Esq. Email: billotti@sewkis.com

(b)	If to Parent:	Brag House Holdings, Inc.
45 Park Street
Montclair, New Jersey 07042
Attn: Lavell Juan Malloy, II, Chief Executive Officer
Email: lavell@thebraghouse.com

	with a copy (which shall not constitute notice) to:	Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Iselin, New Jersey 08830 Attn: Joseph Lucosky, Esq., Victoria Baylin, Esq. Email: jlucosky@lucbro.com, vbaylin@lucbro.com

(c)	If to the Shareholder:

5.11. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to applicable principles of conflicts of laws thereof which would result in the application of the law of any other state. In any action or proceeding arising out of, relating to, in connection with or to enforce this Agreement or any of the transactions contemplated hereby: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, or, if such United States District Court lacks subject matter jurisdiction, the Superior Court of the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this section shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties); and (b) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 5.10. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, or, if such United States District Court lacks subject matter jurisdiction, the Superior Court of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum (including, any claim based on the doctrine of forum non conveniens or any similar doctrine). The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

5.12. Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.13. Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by any Party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

5.14. Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the Company, Parent, and the Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

HOUSE OF DOGE INC.

By:
Name:
Title:

BRAG HOUSE HOLDINGS, INC.

By:
Name:
Title

[SHAREHOLDER]

By:
Name:

Schedule I

Parent Stock

As of the date of the Agreement, the Shareholder is the beneficial owner of: